Exhibit 4.7

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

by and among

CHINA KANGHUI HOLDINGS

EXISTING SHAREHOLDERS

and

SERIES B-1 INVESTORS

dated as of April 21, 2009

SCHEDULE A EXISTING SHAREHOLDERS

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of April 21, 2009, by and among China Kanghui Holdings, an exempt company organized and existing under the Laws of the Cayman Islands (the “Company”); each of the parties set forth in Schedule A (each an “Existing Shareholder”, and collectively the “Existing Shareholders”); and VIVO Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. (collectively, the “Series B-1 Investors”).

RECITALS

WHEREAS, the Company, certain Existing Shareholders and the Series B-1 Investors are parties to that certain Share Purchase Agreement dated April 21, 2009 (the “Series B-1 Share Purchase Agreement”);

WHEREAS, the Existing Shareholders and the Company are parties to that certain Amended and Restated Investors’ Rights Agreement, dated as of January 3, 2008 (the “Prior Agreement”), which provides the Existing Shareholders with certain rights;

WHEREAS, the Company and the Existing Shareholders wish to provide further inducement to the Series B-1 Investors to purchase the Series B-1 Shares (as defined below) by amending and restating the Prior Agreement to include the Series B-1 Investors and to amend and restate the rights and obligations set forth therein, in each case as set forth herein;

WHEREAS, it is a condition precedent under the Series B-1 Share Purchase Agreement that this Agreement shall be entered into and the parties hereto desire to enter into this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Interpretation

1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Securities Law” means (i) with respect to any offering of securities in the U.S., or any other act or omission within that jurisdiction, the securities Law of the U.S., including the Exchange Act and the Securities Act, and any applicable Law of any State of the U.S., and (ii) with respect to any offering of securities in any jurisdiction other than the U.S., or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Board” means the board of directors of the Company.

“Commission” means (i) with respect to any offering of securities in the U.S., the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the U.S., the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.

“Common Shares” means the Company’s common shares, par value US$0.01 per share.

“Common Shares Equivalents” means warrants, options and rights exercisable for Common Shares and securities convertible or exchangeable for Common Shares.

“Company Group” means the Company, the Domestic Entities and their respective Subsidiaries from time to time.

“Director” means a director of the Company.

“Domestic Entities” means Changzhou Kanghui Medical Innovation Co., Ltd., a wholly foreign owned enterprise organized and existing under the Laws of the PRC, and Beijing Libeier Biology Engineering Research Institute Co., Ltd., a wholly foreign owned enterprise organized and existing under the Laws of the PRC, collectively, and each, a “Domestic Entity”.

“Equity Securities” means any Common Shares or Common Shares Equivalents or other securities of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Form F-3” means Form F-3 promulgated by the SEC under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the SEC under the Securities Act or any successor form or substantially similar form then in effect.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Holders” means the holders of Registrable Securities and their permitted transferees.

“IDG Entities” means IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., and IDG-Accel China Investors L.P., collectively.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“IPO” means the first firm-commitment underwritten initial public offering of the Common Shares of the Company pursuant to a Registration Statement that is filed with and declared effective by either the SEC under the Securities Act or another Governmental or Regulatory Authority for a Registration in a jurisdiction other than the U.S.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Preferred Shares” means the Series A Shares and the Series B Preferred Shares.

“Preferred Shareholders” means the Series A Shareholders and the Series B Preferred Shareholders.

“Qualified IPO” means an IPO that values the Company at no less than US$350 million immediately prior to the IPO and that results in aggregate proceeds to the Company of US$70 million, net of Selling Expenses.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings correlative to the foregoing.

“Registrable Securities” means (i) the Common Shares acquired or to be acquired by the Preferred Shareholders, (ii) the Common Shares issuable or issued upon conversion of the Preferred Shares, and (iii) any Common Shares of the Company issued as (or issuable upon the conversion, exchange or exercise of any Common Share Equivalent issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (ii), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction other than an assignment pursuant to Section 9.3.

“Registration Statement” means a registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the U.S.

“SEC” means the Securities and Exchange Commission of the U.S.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Expenses” means, with respect to the issue or sale of any securities, any expenses payable directly or indirectly by the Company and any underwriting, brokerage or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale.

“Series A Shares” means the Company’s voting Series A convertible redeemable participating preferred shares, par value US$0.01 per share.

“Series A Shareholders” means the holders of Series A Shares.

“Series B Preferred Shares” means Series B Shares and Series B-1 Shares.

“Series B Preferred Shareholders” means the holders of Series B Preferred Shares.

“Series B Shares” means the Company’s voting Series B convertible redeemable participating preferred shares, par value US$0.01 per share.

“Series B-1 Shares” means the Company’s voting Series B-1 convertible redeemable participating preferred shares, par value US$0.01 per share.

“SIG” means SIG China Investments One, Ltd.

“Subsidiary” means, with respect to any Person, any other Person directly or indirectly controlled by such Person.

“TDF Entities” means TDF Capital China II, LP, and TDF Capital Advisors, LP, collectively.

“U.S.” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles in the U.S. applied on a consistent basis.

1.2 Jurisdiction. The terms of this Agreement are drafted primarily in contemplation of securities offerings in the U.S. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the U.S. for offering to the public or that the Company might effect an offering in the U.S. in the form of American Depositary Receipts (“ADRs”) or American Depositary Shares (“ADSs”). Accordingly:

(A) It is their intention that, whenever this Agreement refers to a Law, form, process or institution of the U.S. but the parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the Laws or institutions of the U.S. shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(B) It is agreed that the Company will not undertake any listing of ADRs, ADSs or any other security derivative of the Company’s Common Shares unless arrangements have been made reasonably satisfactory to a majority in interest of the Holders of then outstanding Registrable Securities to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the U.S. as if the Company had listed Common Shares in lieu of such derivative securities.

2. Demand Registration

2.1 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the date six (6) months following an IPO, Holders holding twenty-five percent (25%) or more in voting power of the Registrable Securities then held by the Preferred Shareholders may request the Company in writing to effect the Registration of Registrable Securities and/or ADSs. Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, cause the Registrable Securities and/or ADSs specified in the request, together with any Registrable Securities and/or ADSs of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request. The Company shall not be obligated to take any action to effect any Registration pursuant to this Section 2.1 after the Company has effected three (3) Registrations pursuant to this Section 2.1 (with ADSs and their underlying Common Shares constituting a single registration); provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.1 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.1.

2.2 Registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time after an IPO, Holders may request in writing that the Company file a Registration Statement on Form F-3 or Form S-3 (or any successor form to Form F-3 or Form S-3, or any comparable form for Registration in a jurisdiction other than the U.S.), so long as the Company is entitled to use such form, for a public offering of all or part of the Registrable Securities. Upon receipt of such a request the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.2. However, the Company shall not be required to effect more than two Registrations pursuant to this Section 2.2 in any 12 month period; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.2 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute a Registration for purposes of this sentence.

2.3 Right of Deferral

(A) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(1) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;

(2) if, within ten days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement within sixty (60) days of receipt of that request (other than a registration of securities in a transaction under Rule 145 of the Securities Act or an offering solely to employees), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective; or

(3) within six (6) months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a transaction (a) under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable) or (b) with respect to a Company benefit plan or under Form S-8 or Form F-8 or similar or successor registration statement).

(B) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2, the Company furnishes to the Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of the Company, it would be materially detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, the Company’s obligation to use its commercially reasonable efforts to file a Registration Statement shall be deferred for a period not to exceed ninety (90) days from the receipt of any request duly submitted by Holders under Section 2.1 or Section 2.2 to Register Registrable Securities; provided that the Company shall not exercise the right contained in this Section 2.3(B) more than once in any twelve (12) month period.

2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities and/or ADSs (and underlying Common Shares) under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities and/or ADSs in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities and/or ADSs in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities and/or ADSs in the underwriting (unless otherwise mutually agreed by Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders). Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including the aggregate number of securities requested to be Registered and the general condition of the market) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude from the underwriting up to seventy percent (70%) of the Registrable Securities and/or ADSs requested to be Registered if so justified but only after excluding all other Equity Securities from the underwriting. If a limitation of the number of Registrable Securities and/or ADSs is required pursuant to this Section 2.4, the number of Registrable Securities and/or ADSs that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and/or ADSs which the Holders would otherwise be entitled to include in the Registration. Any Registrable Securities and/or ADSs excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

3. Piggyback Registrations

3.1 Registration of the Company’s Securities. Subject to Section 3.3, if the Company proposes to Register for its own account any of its Equity Securities in connection with the public offering of such securities, the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within twenty (20) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration all Registrable Securities and/or ADSs thereby requested by such Holder.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3 Underwriting Requirements

(A) In connection with any offering involving an underwriting of the Company’s Equity Securities or ADSs (and underlying Common Shares), the Company shall not be required to Register the Registrable Securities and/or ADSs of a Holder under this Section 3 unless such Holder’s Registrable Securities and/or ADSs are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities and/or ADSs pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered and the general condition of the market) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude from the Registration up to seventy percent (70%) of the Registrable Securities and/or ADSs requested to be Registered and underwriting if so justified but only after excluding all other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting.

(B) If a limitation of the number of Registrable Securities is required pursuant to paragraph (A), the number of Registrable Securities that may be included in the Registration and underwriting by selling Holders shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration.

(C) If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

3.4 Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company stock plan, (ii) relating to a corporate reorganization, (iii) relating to transactions under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable) or with respect to a Company benefit plan or under Form S-8 or Form F-8 or similar or successor registration statement, or (iv) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

4. Procedures

4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as possible:

(A) Prepare and file with the SEC a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and twenty (120) days or, if earlier, until the distribution thereunder has been completed; provided that (i) such period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities in such Registration at the written request of the underwriters(s) for such Registration and (ii) in the case of any Registration of Registrable Securities on Form S-3, Form F-3 or a comparable form in a jurisdiction other than the U.S. that are intended to be offered on a continuous or delayed basis, such 120 day period shall be extended, if necessary, to keep the Registration Statement or such comparable form, as the case may be, effective until all such Registrable Securities are sold;

(B) Prepare and file with the SEC amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

(C) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(D) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, those expenses shall be payable pro rata by selling shareholders;

(E) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering;

(F) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(G) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

(H) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(I) Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are then traded or in connection with any IPO, the primary exchange upon which the Company’s securities will be traded.

4.2 Information From Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3 Expenses of Registration. All expenses, other than Selling Expenses with respect to Registrable Securities of the Holders included within the Registration (which shall be borne by the respective holders thereof), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, fees charged by depositary agent, share registrar and transfer agent, and reasonable fees and disbursements for the Holders that have included Registrable Securities in the Registration, shall be borne by the Company.

4.4 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

5. Indemnification

5.1 Company Indemnity

(A) To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(B) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by any such Holder, underwriter or controlling Person.

5.2 Holder Indemnity

(A) To the maximum extent permitted by Law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.

(B) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

5.4 Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 5.2, shall exceed the net proceeds (less underwriting discounts and selling commissions) from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise.

6. Additional Undertakings

6.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit an Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 as applicable (or any successor form, or any comparable form for Registration in a jurisdiction other than the U.S.), the Company agrees to:

(A) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of an IPO;

(B) file with the SEC in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(C) at any time following ninety (90) days after the effective date of the IPO, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 as applicable (or any successor form, or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC, that permits the selling of any such securities without Registration or pursuant to such form.

6.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority in voting power of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (a) to include such securities in any Registration filed under Section 2 or 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand Registration of their securities.

6.3 “Market Stand-Off” Agreement. Each Holder agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Equity Securities (whether then owned or thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise, but only if each officer, director, and holder of more than one percent (1%) of the fully-diluted, as-converted share capital of the Company is similarly restricted. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

6.4 Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 of this Agreement shall terminate on the date that is two (2) years from the date of closing of a Qualified IPO.

6.5 Exercise of Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Common Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Common Shares.

6.6 IPO Directed Shares. To the extent permitted by applicable Laws and SEC policies, if the Company’s IPO is consummated after one year from the closing of the issue and subscription of the first Series B Shares, the Company shall use reasonable best efforts to cause the managing underwriter of the IPO to designate five percent (5%) of the Company’s offered Equity Securities or ADSs (and underlying Common Shares) in the IPO which shall be allocated to the Series B Preferred Shareholders pro rata in accordance with their respective number of Series B Shares or Series B-1 Shares, as the case may be.

7. Board of Directors and ESOP

7.1 Board Representation.

(A) The Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) shall provide that the Board shall consist of not more than seven (7) Directors, which number shall not be changed except pursuant to an amendment to the Memorandum and Articles. For so long as any IDG Entity holds any Series A Share, the IDG Entities shall be entitled to nominate and appoint a Director from time to time to occupy one (1) seat of the Board (the “IDG Director”), to remove such Director occupying such position and to fill any vacancy caused by the resignation, death or removal of such Director occupying such position. For so long as any TDF Entity holds any Series A Share, the TDF Entities shall be entitled to nominate and appoint a Director from time to time to occupy one (1) seat of the Board (together with the IDG Director, collectively, the “Series A Directors”, each a “Series A Director”), to remove such Director occupying such position and to fill any vacancy caused by the resignation, death or removal of such Director occupying such position. For so long as any Series B Preferred Share remains outstanding, SIG (or its successor or permitted assign) shall be entitled to nominate and appoint a Director from time to time to occupy one (1) seat of the Board (the “Series B Director”), to remove such Director occupying such position and to fill any vacancy caused by the resignation, death or removal of such Director occupying such position. The holders of a majority in voting power of the Common Shares, voting as a class and to the exclusion of any other series or class of shares, shall be entitled to elect Directors from time to time to occupy four (4) seats of the Board (the “Common Directors”), to remove any Directors occupying such positions and to fill any vacancy caused by the resignation, death or removal of Directors occupying such positions. Each of the Series B Preferred Shareholder (other than SIG) shall be entitled to respectively appoint and remove one (1) observer (the “Observer”) to attend all meetings of the Board and all committees thereof (whether in person, telephonic or otherwise) in a non-voting observer capacity, and each Observer shall be entitled to receive copies of all information and materials provided to the voting Directors at the same time and in the same manner.

(B) The parties hereto shall cause the board of directors of each Domestic Entity to be composed in the same manner as provided in Section 7.1(A). The parties hereto shall cause their nominees on the board of directors of any Domestic Entity to vote in the manner determined by the Board and shall cause any director who fails to vote in such manner to be removed. The Company shall take all steps as are necessary to cause the provisions with respect to the governance of the Company to apply mutatis mutandis to the governance of each member of the Company Group.

7.2 Committees of Board

(A) The Board shall establish a compensation committee (the “Compensation Committee”) to manage the compensation affairs of the Company Group, including implementing salary and equity guidelines for the Company Group, approving compensation packages, severance agreements and employment agreements for all senior managers (at the level of vice president or above) as well as administering employee equity incentive plans of the Company Group. The Compensation Committee shall consist of three (3) Directors, including one (1) Common Director, one (1) Series A Director, and one (1) Series B Director. At any meeting of the Compensation Committee, all the members of the Compensation Committee shall form a quorum. All acts of the Compensation Committee shall require the unanimous approval of all the members of the Compensation Committee.

(B) The Board shall also establish an audit committee (the “Audit Committee”) to assist the Board in providing an independent review of the financials of the Company Group, effectiveness of the financial reporting process, the internal control system of the Company Group and other auditing functions as the Board thinks fit. The Audit Committee shall consist of three (3) Directors, including one (1) Common Director, one (1) Series A Director and one (1) Series B Director. At any meeting of the Audit Committee, all the members of the Compensation Committee shall form a quorum. All acts of the Audit Committee shall require the unanimous approval of all the members of the Audit Committee.

7.3 Expenses, Indemnification and D&O Liability Insurance. Subject to the Memorandum and Articles, the Company shall reimburse the Directors for all reasonable expenses relating to all Board activities, including, without limitation, travel, hotel and other expenses or fees properly incurred in relation to attending the Board meetings or meetings of any committee. Subject to the Memorandum and Articles, the Company shall reimburse the Observers for all travel, hotel and other expenses properly incurred by them in fulfilling their duties in connection with the matters that the Company entrusts to such Observers, subject to the prior written agreement of the reimbursement terms and conditions between the Company and such Observers. The Company shall indemnify the Directors to the fullest extent permissible under applicable Laws, and shall cause its successor or any purchaser of all or substantially all of its assets to assume such obligation with respect to indemnification of the Directors. For as long as any representative of the Series A Shareholders and the Series B Preferred Shareholders remains on the Board, if commercially reasonable and upon the request of the Board, the Company shall obtain and maintain adequate liability insurance for the Company’s Directors and officers with a carrier and in an amount reasonably satisfactory to the Board.

7.4 Employee Incentive Plan. The parties hereto acknowledge and agree that up to 1,743,072 Common Shares are reserved for issuance pursuant to (i) the employees’ stock option plans of the Company, which have been approved by the Board and are attached to the Series B-1 Share Purchase Agreement, and (ii) any employees’ stock option plan of the Company to be subsequently approved by the Board with the affirmative vote of the Series B Director (the “ESOP”). Options granted under the ESOP shall vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) monthly vesting in thirty-six (36) equal installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities of the Company shall provide for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of termination of employment (whether actual or constructive), except that in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company or any other transaction, as a result of which the then existing shareholders of the Company will cease to own a majority of the voting securities of the Company upon occurrence of such event, should an employee be terminated without cause within one (1) year after such event, the Board (with the consent from the Series B Director) may decide to grant one (1) year acceleration to such terminated employee. The Compensation Committee shall be authorized to administer any employee incentive plan of the Company (including the ESOP) and allocate and grant options under such employee incentive plan. Notwithstanding the foregoing, the parties hereto agree that the outstanding options of the Company on the date of this Agreement as disclosed to the Series B Preferred Shareholders in writing shall vest and be exercised according to the existing terms and conditions of such options.

8. Information and Inspection Rights

8.1 Delivery of Financial Statements and other Information. The Company shall deliver to each Holder of more than fifteen thousand (15,000) Preferred Shares, as adjusted for any share split, share dividend, combination, recapitalization or similar transaction (a “Major Holder”):

(A) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, consolidated and consolidating income statements and statements of cash flows for the Company and the Company Group for such fiscal year and consolidated and consolidating balance sheets for the Company and the Company Group as of the end of the fiscal year, all prepared in accordance with U.S. GAAP consistently applied in accordance with prior practice, and audited and certified by an accounting firm agreed by the holders of at least forty-eight percent (48%) of the Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares) and the Company and retained by the Company being one of the "Big-4" international accounting firms, together with a management report including a comparison of financial results with the applicable budget, all prepared in English;

(B) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal quarter of the Company, consolidated and consolidating unaudited income statements and statements of cash flows for such fiscal quarter and consolidated and consolidating unaudited balance sheets for the Company and the Company Group as of the end of such fiscal quarter, all prepared in accordance with U.S. GAAP consistently applied in accordance with prior practice, and certified by the chief financial officer of the Company, together with a management report including a comparison of financial results with the applicable budget, all prepared in English;

(C) as soon as practicable, but in any event within fifteen (15) days of the end of each month, consolidated and consolidating unaudited income statements and statements of cash flows for such month and consolidated and consolidating unaudited balance sheets for the Company and the Company Group as of the end of such month, all prepared in accordance with U.S. GAAP consistently applied in accordance with prior practice, and certified by the chief financial officer of the Company, together with a management report including a comparison of financial results with the applicable budget, all prepared in English;

(D) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the succeeding fiscal year for the Company and the Company Group, setting forth for each quarter during such succeeding fiscal year projected revenues, profits and operating expenses, and certified by the chief financial officer of the Company;

(E) copies of any reports filed by the Company with any relevant securities exchange, regulatory authority or governmental agency, copies of any such reports or documents, provided that such reports or other documents are not available to the public;

(F) copies of all other documents or other information sent to any Person in such Person’s capacity as a shareholder of the Company, and notice of any material liabilities incurred by or threatened against, and any material lawsuit or other material claim filed or threatened against, the Company or any member of the Company Group; and

(G) as soon as practicable, but in any event within fifteen (15) days after the end of each quarter, an up-to-date capitalization table, certified by the Chief Executive Officer of the Company.

8.2 Inspection and Management Meetings. The Company shall permit each Major Holder, at such Major Holder’s expense, to visit and inspect any of the properties and examine the books of account and records of the Company or any member of the Company Group and discuss the affairs, finances and accounts of such companies with the directors, officers, employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested by the Major Holder. The Company shall cause each member of the Company Group to permit each Major Holder to attend its monthly management meetings.

8.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 8.1 and 8.2 shall terminate as to Major Holders and be of no further force or effect upon the closing of a Qualified IPO.

8.4 Governmental/Securities Filings. For three (3) years after the time when the Company becomes subject to the filing requirements of the Exchange Act or any other organized securities exchange, as long as a Major Holder continues to hold any Preferred Shares, the Company will deliver to such Major Holder copies of, or provide a link on its public website to, any quarterly, annual, extraordinary, or other reports filed by the Company with the SEC or any other relevant securities exchange, regulatory authority or government agency, and copies of any annual reports to the members or other materials delivered to any other shareholder.

8.5 U.S. Tax Matters.

(A) For purposes of this Section 8.5:

“U.S. Investor” means (a) any Preferred Shareholder that is a United States person and (b) any Preferred Shareholder that is an entity treated as a foreign partnership for U.S. federal income tax purposes, one or more of the owners of which are United States persons; and

“United States person” means any person described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”).

(B) Classification for U.S. Tax Purposes. The Company and each of its Subsidiaries will not take any action inconsistent with the treatment of the Company as a corporation for U.S. federal income tax purposes and will not elect to be treated as an entity other than corporation for U.S. federal income tax purposes. The Company and each of its Subsidiaries shall, if requested by a U.S. Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made.

(C) Passive Foreign Investment Company. The Company will use, and will cause each Subsidiary to use, commercially reasonable efforts to avoid classification as a “passive foreign investment company” (a “PFIC”), as defined by the Code, for the current year or any subsequent year. The Company agrees to make available to any U.S. Investor upon request, the books and records of the Company and its Subsidiaries, and to provide information to such U.S. Investor pertinent to the Company’s or any Subsidiary’s status or potential status as a PFIC. Upon a determination by the Company, any U.S. Investor or any taxing authority that the Company or any Subsidiary has been or is likely to become a PFIC, the Company will provide such U.S. Investor with all information reasonably available to the Company or any of its Subsidiaries to permit such U.S. Investor to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incident to such election. If a determination is made by the Company, any U.S. Investor or any taxing authority that the Company is a PFIC for a particular year, then for such year and for each year thereafter, the Company will also provide each known U.S. Investor with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and otherwise comply with applicable Treasury Regulation requirements. The Company will promptly notify the U.S. Investors of any assertion by the Internal Revenue Service that the Company or any of its Subsidiaries is or is likely to become a PFIC.

(D) Controlled Foreign Corporation. The Company shall: (a) furnish to each U.S. Investor upon its reasonable request, on a timely basis, and at the Company’s expense, all information necessary to satisfy the U.S. income tax return filing requirements of such U.S. Investor (and each “United States shareholder” of the Company as defined by Section 951(b) of the Code that owns a direct or indirect interest in such U.S. Investor (a “U.S. Shareholder”) arising from its investment in the Company and relating to the Company’s classification as a “controlled foreign corporation” (a “CFC”) as defined by the Code; and (b) use commercially reasonable efforts to avoid generating for any taxable year in which the Company is a CFC, amounts includible in the income of a U.S. Investor or U.S. Shareholder pursuant to Section 951 of the Code. If the Company ceases to be a CFC at any time, the Company will provide prompt written notice to known U.S. Investors if at any time thereafter the Company becomes aware that it or any Subsidiary has become a CFC. Upon written request of a U.S. Investor from time to time, subject to obtaining the consent of its shareholders to release such information, the Company will promptly provide in writing such information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such U.S. Investor to determine whether the Company is a CFC.

(E) Compliance. The Company will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests necessary for the Company and its Subsidiaries to allow any U.S. Investor to comply with any applicable U.S. federal income tax Law. The Company will also provide any known U.S. Investor with any information reasonably requested to allow such U.S. Investor to comply with any applicable U.S. federal income tax Law, including but not limited to information relating to the transfer of any equity interests of the Company (or any Subsidiary) and the issuance or redemption by the Company (or any Subsidiary) of any equity interests.

8.6 Post-Qualified IPO Obligations. For three (3) years following a Qualified IPO, the Company shall deliver to each Major Holder copies of, where applicable, the Company and Company Group’ Annual Reports to shareholders and quarterly and interim reports to shareholders and all other filings with the SEC or any other regulatory agency, securities exchange or governmental agency promptly after such documents are filed.

9. Miscellaneous

9.1 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without giving effect to the principles of conflicts of law thereunder.

9.2 Dispute Resolution

(A) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(B) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be a single arbitrator. If the parties do not agree to appoint an arbitrator who has consented to participate within thirty (30) days after a notice of arbitration, the relevant appointment shall be made by the Secretary General of the Centre.

(C) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.2 shall prevail.

(D) The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York and shall not apply any other substantive Law.

(E) Each party to arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(F) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(G) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

9.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The rights of any Holder hereunder are only assignable (i) by such Holder to any other Holder, (ii) to an Affiliate of such Holder, or (iii) to an assignee or transferee who acquires Equity Securities held by such Holder, and each such assignee shall execute a joinder agreement and become a party to this Agreement as a Holder. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without written consent of the other parties.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

9.5 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.6 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

9.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company, (b) the holders of a majority of the issued and outstanding Common Shares that are parties to this Agreement, (c) the holders of at least two-thirds (2/3) of the issued and outstanding Series A Shares, and (d) the holders of at least a majority of the issued and outstanding Series B Preferred Shares; provided that if any modification, change, discharge or termination adversely affects any right, privilege or power specifically provided herein for the Series B-1 Investors, it cannot be made without first obtaining the consent from the Series B Investors, unless such modification, change, discharge or termination affects all holders of Series B Shares in the same fashion.

9.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

9.9 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement. Any prior or contemporaneous agreement, discussion, understanding or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the subject matter of this Agreement, including without limitation the Prior Agreement, is superseded by this Agreement.

9.10 Further Assurances. From and after the date hereof, the parties hereto shall execute and deliver such instruments, documents or other writings, and shall take such further actions, as may be reasonably necessary or desirable to carry out and to effectuate fully the intent and purpose of this Agreement.

9.11 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.12 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the U.S.

9.13 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.14 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

9.15 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at Law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

CHINA KANGHUT HOLDINGS

By:	/S/ JIANG YIKANG

Contact Address:
No. 1-8, Tianshan Road
Xinbei District, Changzhou City
Jiangsu Province
P.R. China

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Existing Shareholders:

By:	/s/ JIANG YIKANG
JIANG YIKANG

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ ZHAO GANG
ZHAO GANG

Contact Address:
No. 59-3, Dongxiatang
Changzhou, Jiangsu
P.R. China

By:	/s/ JIANG HUIYING
JIANG HUIYING

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ JIANG ZHENYU
JIANG ZHENYU

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ DU JUN
DU JUN

Contact Address:
No. 1 Lao Jie Street
Jinfeng Zhen, Zhangjia Gang
Jiangsu, P.R. China

By:	/s/ DU TINGTING
DU TINGTING

Contact Address:
No. 3 Yizheng Road
Zhenjiang, Jiangsu
P.R. China

By:	/s/ YANG XIAOHUI
YANG XIAOHUI

Contact Address:
No. 125 Longhutang East Street
Xinbei District, Changzhou
Jiangsu, P.R. China

By:	/s/ WANG JINGBO
WANG JINGBO

Contact Address:
APT BLK 286C
TOH GUAN ROAD #13-24
Singapore

By:	/s/ DU JUN
DU JUN

Contact Address:
No. 1 Lao Jie Street
Jinfeng Zhen, Zhangjia Gang
Jiangsu, P.R. China

By:	/s/ DU TINGTING
DU TINGTING

Contact Address:
No. 3 Yizheng Road
Zhenjiang, Jiangsu
P.R. China

By:	/s/ YANG XIAOHUI
YANG XIAOHUI

Contact Address:
No. 125 Longhutang East Street
Xinbei District, Changzhou
Jiangsu, P.R. China

By:	/s/ WANG JINGBO
WANG JINGBO

Contact Address:
APT BLK 286C
TOH GUAN ROAD #13-24
Singapore

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

in the capacity of Existing Shareholders:

IDG-ACCEL CHINA GROWTH FUND L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IDG-ACCEL CHINA GROWTH FUND-A L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IDG-ACCEL CHINA INVESTORS L.P.

By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

in the capacity of Existing Shareholders:

TDF CAPITAL CHINA II, LP

By:	/s/ Tina Ju
	Name:	Tina Ju
	Capacity:	Authorized Signatory

Contact Address:
c/o TDF Capital LLC
Unit 2101, BEA Finance Tower
66 Hua Yuan Shi Qiao Road
Shanghai 200120, PRC

TDF CAPITAL ADVISORS, LP

By:	/s/ Tina Ju
	Name:	Tina Ju
	Capacity:	Authorized Signatory

Contact Address:
c/o TDF Capital LLC
Unit 2101, BEA Finance Tower
66 Hua Yuan Shi Qiao Road
Shanghai 200120, PRC

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

in the capacity of Existing Shareholders:

SIG China Investments One, Ltd.

By:
Name:
Capacity:

Contact Address:
Suite 1504,
Corporate Avenue
222 Hu Bin Road,
Shanghai 200021

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

in the capacity of Existing Shareholders:

CDH Venture Capital Limited

By:
Name:
Capacity:

Contact Address:
2601, 26F, Lippo Centre Tower Two,
89 Queensway
Hong Kong

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Investors:

VIVO VENTURES FUND VI, L.P.

By:	/s/ Frank Kung
Name: Frank Kung
Capacity: Management Member,
Vivo Ventures VI, LLC
General Partner of Vivo Ventures
Fund VI, L.P.

Contact Address:
575 High Street, Suite 201
Palo Alto, CA 94301
(650) 688-0818 Phone
(650) 688-0815 Fax

VIVO VENTURES VI AFFILIATES FUND L.P.

By:	/s/ Frank Kung
Name: Frank Kung
Capacity: Management Member,
Vivo Ventures VI, LLC
General Partner of Vivo Ventures VI
Affiliates Fund, L.P.

Contact Address:
575 High Street, Suite 201
Palo Alto, CA 94301
(650) 688-0818 Phone
(650) 688-0815 Fax

SCHEDULE A

EXISTING SHAREHOLDERS

Jiang Yikang

Zhao Gang

Jiang Huiying

Jiang Zhenyu

Du Jun

Du Tingting

Yang Xiaohui

Wang Jingbo

IDG-Accel China Growth Fund L.P.

IDG-Accel China Growth Fund-A L.P.

IDG-Accel China Investors L.P.

TDF Capital China II, L.P.

TDF Capital Advisors, L.P.

SIG China Investments One, Ltd.

CDH Venture Capital Limited